UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAUCONY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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Additional Materials Filed Pursuant to Rule 14a-6

This filing consists of a letter from Saucony, Inc. to its shareholders.

SAUCONY, INC.

13 Centennial Drive

Peabody, Massachusetts 01960

August 11, 2005

Dear Shareholder:

I am pleased to enclose a proxy statement and proxy card for you regarding the special meeting of our shareholders to be held on September 16, 2005, at 11:00 a.m., local time.

At the special meeting, we will ask you to vote on a proposal to approve a merger agreement that we entered into with The Stride Rite Corporation and a wholly owned subsidiary of Stride Rite on June 1, 2005. If our shareholders approve the merger agreement and the merger is completed, we will become a wholly owned subsidiary of Stride Ride, and you will be entitled to receive $23.00 in cash, without interest and less any applicable withholding taxes, for each share of our Class A Common Stock and each share of our Class B Common Stock that you own.

We and our board of directors believe the merger agreement and the merger are in the best interests of our company and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Regardless of the number of shares you own, your vote is very important. Please support us with a vote “FOR” the approval of the merger agreement.

The special meeting is being held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting. Please vote today.

Thank you for your cooperation and continued support of Saucony, Inc.

Sincerely,

John H. Fisher

Chairman of the Board, President and Chief Executive Officer